Free Writing Prospectus
Filed Pursuant to Rule 433
Dated September 12, 2023
Registration Statement Nos. 333-253034 and 333-253034-01

This free writing prospectus is being filed solely for the purpose of including the Price for Class A-1B.

*Full Pricing Details* $425mm Verizon Master Trust (VZMT) Series 2023-5 (Device Payment Plans)

 Lead Managers: Citi (str), Barclays, BNP Paribas and Wells Fargo Securities

DE&I Co-Managers: Academy Securities, Amerivet Securities, and R. Seelaus

Co-Managers: Truist & Societe Generale

-CAPITAL STRUCTURE-

CLS	SIZE(mm)*	WAL	P.WIN	F/M	ARD	L.FINAL	BENCH	Spread	Yield (%)	Coupon (%)	Price
A-1A	265.070	2.00	24-24	AAA/Aaa	09/22/25	09/08/28	I-CRV	+68	5.677	5.610	99.99811
A-1B	113.600	2.00	24-24	AAA/Aaa	09/22/25	09/08/28	SOFR30A	+68			100.00000
B	28.950	2.00	24-24	AA+/Aa1	09/22/25	09/08/28	I-CRV		-Retained-
C	17.380	2.00	24-24	AA-/A1	09/22/25	09/08/28	I-CRV	+118	6.177	6.090	99.98314

-TRANSACTION DETAILS-

Deal Size: $425mm
Exp. Settlement: 9/20/23
First Pay Date: 10/20/23
Offering Format: SEC-Registered
ERISA Eligible: Yes
RR Compliance: US-Yes, EU-No, UK-No
Exp. Ratings: Fitch and Moody's
Min Denoms: $1k x $1k
Pricing Speed: N/A - Soft Bullet 09/22/2025 Anticipated Redemption Date (ARD)
Bloomberg Ticker: VZMT 2023-5
B&D: Citi

-MARKETING MATERIALS-

Preliminary Prospectus and Free Writing Prospectus (attached)

Investor Presentation: https://dealroadshow.com Password: SundayTktOnUs

IntexNet Dealname: XVZMT2305 Password: 4763

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146.